Exhibit 99.1

Burlington Stores, Inc. Reports Third Quarter 2017 Results above Guidance and

Increases Full Year 2017 Outlook

o	On a GAAP basis, total sales rose 7.1%, net income increased 38%, and EPS increased 44%
o	On a Non-GAAP basis,
-	Comparable store sales increased 3.1%
-	Adjusted EBITDA increased 22% to $134 million, up 115 basis points
-	Adjusted EPS rose 37% to $0.70
o	Increasing outlook for FY17 Adjusted EPS to $4.23-$4.27, up from $4.11-$4.18

BURLINGTON, New Jersey; November 21, 2017 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the third quarter ended October 28, 2017.

Tom Kingsbury, CEO, stated, “We are pleased to report strong third quarter results, driven by a 3.1% comparable store sales increase, which was on top of a 3.7% comparable increase in last year’s third quarter. Our overall 7.1% sales growth, along with our 115 basis point Adjusted EBITDA margin improvement, enabled the Company to drive a 37% increase in Adjusted EPS in the third quarter, well ahead of our guidance.  I would like to thank our store, supply chain and corporate teams for contributing to these strong results.”

Fiscal 2017 Third Quarter Operating Results:

•

Total sales increased 7.1% over the prior year period to $1,438 million. This growth was driven by an incremental $60 million from new and non-comparable stores, as well as a 3.1% increase in comparable store sales. Consistent with the Company’s policy regarding weather related incidents, the comparable store sales calculation excludes 19 stores which were closed for 7 or more days within a month during the third quarter. The impact of these store closures, which is reflected in the total sales results for the third quarter, reduced the incremental contribution from new and non-comparable sales by $17 million.

•

Gross margin expanded by 100 basis points over last year’s levels to 42.2% driven primarily by increased merchandise margin. In addition, product sourcing costs as a percent of sales were flat on a rate basis to the prior year’s quarter.  Product sourcing costs are included in selling, general and administrative expenses (SG&A).

•	SG&A, less product sourcing costs, as a percentage of sales was 28.3%, representing a 20 basis point improvement compared with the Fiscal 2016 third quarter.
•

The effective tax rate on a GAAP basis improved 120 basis points to 33.8% driven primarily by the adoption of the new share-based compensation accounting, which contributed 430 basis points of improvement. Exclusive of the accounting change for share-based compensation, the effective tax rate was 38.1% compared with 35.0% during last year’s third quarter.

•

Net income increased 38% over the prior year period to $45 million, or $0.65 per share vs. $0.45 last year, and Adjusted Net Income increased 34% to $49 million, or $0.70 per share, vs. $0.51 last year. These improvements were driven primarily by top line growth, gross margin expansion, tight expense control, share repurchases since the end of the third quarter last year, and the $2.9 million benefit, or $0.04 per share, from the accounting change for share-based compensation.

•

Fully diluted shares outstanding amounted to 69.5 million at the end of the quarter compared with 71.6 million at the end of last year’s third quarter.  The decrease was primarily the result of share repurchases under the Company’s share repurchase program. Since the end of the third quarter of Fiscal 2016, the Company has repurchased 3.1 million shares of its common stock under its share repurchase program.

•

Adjusted EBITDA increased 22%, or $24 million above the prior year period, to $134 million. The 115 basis point expansion in Adjusted EBITDA as a percentage of sales was primarily driven by gross margin expansion.

First Nine Months Fiscal 2017 Results

•

Total sales increased 6.9%, which included a comparable store sales increase of 2.4% over the first nine months of Fiscal 2016, on top of last year’s 4.5% comparable store sales increase.  Net income increased 60% over the prior year period to $144 million, or $2.04 per share vs. $1.25 last year. Adjusted EBITDA increased by 21%, or $68 million above last year, to $398 million, representing a 110 basis point increase in rate for the first nine months of Fiscal 2017 vs. the prior year period.  Adjusted Net Income of $157 million was up 48% vs. last year, while Adjusted EPS was $2.22 for the first nine months of Fiscal 2017 vs. $1.47 in the prior year period.

Inventory

•

Merchandise inventories were $904 million vs. $822 million last year.  The increase was primarily due to an increase in pack and hold inventory, which was 15% of total inventory at the end of the third quarter of Fiscal 2017 compared to 12% at the end of the third quarter of Fiscal 2016, and inventory related to 39 net new stores opened since the end of the third quarter of Fiscal 2016. Comparable store inventory turnover improved 10%, and comparable store inventory was down 2% at the end of the third quarter of Fiscal 2017.

Share Repurchase Activity

•

During the third quarter, the Company invested $70 million of cash to repurchase 804,577 shares of its common stock. The Company utilized the remaining $39 million on its previous share repurchase program, as well as $31 million of the new $300 million share repurchase program authorized by the Board of Directors on August 16, 2017. As of the end of the third quarter, the Company had $269 million remaining on its current share repurchase authorization.

Term Loan Repricing and Extension

•

On November 17, 2017, the Company completed the repricing and extension of its senior secured term loan facility, which reduced the applicable interest rate margin from 2.75% to 2.50%, with the LIBOR floor remaining 0.75%. The new senior secured term loan facility is comprised of a single tranche of loans maturing in November 2024. The net proceeds of the new senior secured term loan facility were used to repay all indebtedness under the previous term loan B facility, which was set to mature in 2021, as well as to pay related fees and expenses. Any gains, losses or fees related to this transaction will be reflected in the Company’s financial results for the fourth quarter of Fiscal 2017.

Full Year Fiscal 2017 and Fourth Quarter 2017 Outlook

For the full Fiscal Year 2017 (the 53-weeks ending February 3, 2018), the Company now expects:

•

Total sales to increase in the range of 8.1% to 8.4%, including 1.4% from the 53rd week; this assumes comparable store sales to increase in the range of 2% to 3% for the fourth quarter, resulting in a full year comparable store sales increase of 2.3% to 2.6% on top of the 4.5% increase during Fiscal 2016. Note that the updated total sales increase is negatively impacted by $17 million caused by the 19 store closures in the third quarter, as well as approximately $25 million from 8 stores that will remain closed during the fourth quarter;

•	Interest expense of approximately $58 million;
•

Adjusted EPS in the range of $4.23 to $4.27, utilizing a fully diluted share count of approximately 70.3 million, as compared with $3.24 in Fiscal 2016. This includes an expected benefit from the 53rd week of approximately $0.04 per share, and an anticipated increase of approximately $0.20 per share resulting from the accounting change for share-based compensation.

•	Adjusted EBITDA margin expansion to increase 80 to 90 basis points; and
•	To open 37 net new stores, and invest Net Capital Expenditures of approximately $215 million.

For the fourth quarter of Fiscal 2017 (the 14 weeks ending February 3, 2018), the Company expects:

•

Total sales to increase in the range of 11.0% to 12.0%, including 5.0% from the 53rd week. This increase includes the negative impact of $25 million from the 8 stores that will remain closed during the fourth quarter;

•	Comparable store sales to increase in the range of 2% to 3% on top of a 4.6% increase during the fourth quarter of Fiscal 2016; and
•

Adjusted EPS in the range of $2.02 to $2.06, which assumes no benefit from the accounting change for share-based compensation and utilizing a fully diluted share count of approximately 69.3 million shares, as compared to $1.78 last year. Adjusted EPS for the fourth quarter includes a $0.04 benefit from the 53rd week.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all those adjustments could be significant.

Note regarding Non-GAAP financial measures

The foregoing discussion of the Company’s operating results includes references to Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS) and Adjusted Operating Margin. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its historical results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Third Quarter 2017 Conference Call

The Company will hold a conference call on Tuesday, November 21, 2017 at 8:30 a.m. Eastern Time to discuss the Company’s third quarter results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning at 11:30 am ET, November 21, 2017 until 11:59 pm ET on December 5, 2017. The U.S. toll-free replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13673387. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2016 revenue of $5.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 631 stores as of the end of the third quarter of Fiscal 2017, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Investor Relations Contact:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands)

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
REVENUES:
Net sales	$1,438,167	$1,342,600	$4,147,937	$3,880,322
Other revenue	6,405	6,447	17,834	18,324
Total revenue	1,444,572	1,349,047	4,165,771	3,898,646
COSTS AND EXPENSES:
Cost of sales	831,728	789,858	2,436,250	2,316,162
Selling, general and administrative expenses	480,194	451,072	1,338,247	1,261,559
Costs related to debt amendments	—	—	—	1,346
Stock option modification expense	26	106	131	520
Depreciation and amortization	50,836	46,472	147,547	136,630
Impairment charges - long-lived assets	—	—	988	109
Other income - net	(1,362)	(1,473)	(6,948)	(7,361)
Loss on extinguishment of debt	—	—	—	3,805
Interest expense	15,351	13,159	43,409	43,196
Total costs and expenses	1,376,773	1,299,194	3,959,624	3,755,966
Income before income tax expense	67,799	49,853	206,147	142,680
Income tax expense	22,920	17,449	61,998	52,368
Net income	$44,879	$32,404	$144,149	$90,312

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	October 28,	January 28,	October 29,
	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$48,080	$81,597	$32,799
Restricted cash and cash equivalents	27,800	27,800	27,800
Accounts receivable—net	78,995	43,252	59,757
Merchandise inventories	903,663	701,891	822,469
Prepaid and other current assets	91,917	73,784	104,051
Total current assets	1,150,455	928,324	1,046,876
Property and equipment—net	1,111,949	1,049,447	1,040,297
Goodwill and intangible assets—net	480,438	498,244	505,744
Deferred tax assets	7,939	7,973	—
Other assets	92,582	90,495	95,203
Total assets	$2,843,363	$2,574,483	$2,688,120

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$764,563	$640,326	$691,971
Other current liabilities	361,170	354,870	326,114
Current maturities of long term debt	1,942	1,638	1,574
Total current liabilities	1,127,675	996,834	1,019,659
Long term debt	1,294,300	1,128,843	1,303,001
Other liabilities	309,848	290,683	294,740
Deferred tax liabilities	222,073	207,935	206,124
Stockholders' deficit	(110,533)	(49,812)	(135,404)
Total liabilities and stockholders' deficit	$2,843,363	$2,574,483	$2,688,120

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	October 28,	October 29,
	2017	2016
OPERATING ACTIVITIES
Net income	$144,149	$90,312
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	147,547	136,630
Deferred income taxes	12,375	5,891
Non-cash loss on extinguishment of debt	—	3,805
Non-cash stock compensation expense	19,655	11,634
Non-cash rent	(17,940)	(22,052)
Deferred rent incentives	33,557	17,884
Changes in assets and liabilities:
Accounts receivable	(25,894)	(13,671)
Merchandise inventories	(201,772)	(39,518)
Accounts payable	125,067	88,090
Other current assets and liabilities	(26,159)	9,981
Long term assets and liabilities	581	4,187
Other operating activities	10,330	5,047
Net cash provided by operating activities	221,496	298,220
INVESTING ACTIVITIES
Cash paid for property and equipment	(192,491)	(137,643)
Proceeds from insurance recoveries related to property and equipment	3,069	—
Other investing activities	990	104
Net cash (used in) investing activities	(188,432)	(137,539)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,124,300	1,286,100
Principal payments on long term debt—ABL Line of Credit	(959,100)	(1,279,200)
Proceeds from long term debt—Term B-4 Loans	—	1,114,208
Principal payments on long term debt—Term B-3 Loans	—	(1,117,000)
Purchase of treasury shares	(234,918)	(151,781)
Other financing activities	3,137	(1,124)
Net cash used in financing activities	(66,581)	(148,797)
(Decrease) increase in cash and cash equivalents	(33,517)	11,884
Cash and cash equivalents at beginning of period	81,597	20,915
Cash and cash equivalents at end of period	$48,080	$32,799

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Adjusted Operating Margin

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA (earnings before (i) net interest expense, (ii) loss on the extinguishment of debt, (iii) costs related to debt amendments, (iv) stock option modification expense, (v) depreciation and amortization, (vi) impairment charges, (vii) amounts related to certain ongoing litigation, (viii) income tax expense (benefit) and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains) and Adjusted Operating Margin (EBIT), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, (iii) stock option modification expense, (iv) loss on extinguishment of debt, (v) impairment charges, (vi) amounts related to certain ongoing litigation and (vii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted Operating Margin is defined as net income for the period plus (i) net interest expense, (ii) net favorable lease amortization, (iii) loss on the extinguishment of debt, (iv) costs related to debt amendments, (v) stock option modification expense, (vi) impairment charges, (vii) amounts related to certain ongoing litigation, (viii) income tax expense (benefit) and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Adjusted Operating Margin because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Adjusted Operating Margin provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Adjusted Operating Margin may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the three and nine months ended October 28, 2017 compared with the three and nine months ended October 29, 2016:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Reconciliation of net income to Adjusted Net Income:
Net income	$44,879	$32,404	$144,149	$90,312
Net favorable lease amortization (a)	5,830	5,852	17,751	17,926
Costs related to debt amendments (b)	—	—	—	1,346
Stock option modification expense (c)	26	106	131	520
Loss on extinguishment of debt (b)	—	—	—	3,805
Impairment charges (d)	—	—	988	109
Litigation accrual (e)	—	—	—	1,400
Tax effect (f)	(1,944)	(2,085)	(6,265)	(9,285)
Adjusted Net Income	$48,791	$36,277	$156,754	$106,133
Fully diluted weighted average shares outstanding (g)	69,541	71,597	70,616	72,002
Adjusted EPS	$0.70	$0.51	$2.22	$1.47

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the three and nine months ended October 28, 2017 compared with the three and nine months ended October 29, 2016:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Reconciliation of net income to Adjusted EBITDA:
Net income	$44,879	$32,404	$144,149	$90,312
Interest expense	15,351	13,159	43,409	43,196
Interest income	(63)	(14)	(132)	(42)
Loss on extinguishment of debt (b)	—	—	—	3,805
Costs related to debt amendments (b)	—	—	—	1,346
Stock option modification expense (c)	26	106	131	520
Depreciation and amortization	50,836	46,472	147,547	136,630
Impairment charges (d)	—	—	988	109
Litigation accrual (e)	—	—	—	1,400
Tax expense	22,920	17,449	61,998	52,368
Adjusted EBITDA	$133,949	$109,576	$398,090	$329,644

The following table shows the Company’s reconciliation of net income to Adjusted Operating Margin for the three and nine months ended October 28, 2017 compared with the three and nine months ended October 29, 2016:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Reconciliation of net income to Adjusted Operating Margin:
Net income	$44,879	$32,404	$144,149	$90,312
Interest expense	15,351	13,159	43,409	43,196
Interest income	(63)	(14)	(132)	(42)
Net favorable lease amortization (a)	5,830	5,852	17,751	17,926
Loss on extinguishment of debt (b)	—	—	—	3,805
Costs related to debt amendments (b)	—	—	—	1,346
Stock option modification expense (c)	26	106	131	520
Impairment charges (d)	—	—	988	109
Litigation accrual (e)	—	—	—	1,400
Tax expense	22,920	17,449	61,998	52,368
Adjusted Operating Margin	$88,943	$68,956	$268,294	$210,940

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income.

(b)	Represents costs related to the repricing of our Term Loan Facility during the second quarter of Fiscal 2016.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)	Represents impairment charges on long-lived assets.
(e)	Represents amounts charged for certain ongoing litigation.
(f)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (e).
(g)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.  Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.